EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bema Gold Corporation (the Company), of our report dated March 12, 2004 relating to the consolidated balance sheets of the Company as at December 31, 2003 and 2002 and to the consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended December 31, 2003.

The above mentioned report appears in the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2003.

(signed) PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, British Columbia
August 11, 2004